Exhibit 99.1
Global Water Resources Reports First Quarter 2026 Results

PHOENIX, AZ – May 13, 2026 – Global Water Resources, Inc. (NASDAQ: GWRS), a pure-play water resource management company, reported results for the first quarter ended March 31, 2026. Unless otherwise noted, all comparisons are to the corresponding period in the prior year. The company will hold a conference call at 1:00 p.m. Eastern time tomorrow to discuss the results (see dial-in information below).
Q1 2026 Financial Highlights
•Total revenue increased 6.7% year-over-year (“YoY”) to $13.3 million. The increase was primarily due to the acquisition of seven water systems from Tucson Water in July 2025, organic connection growth, increased consumption and higher rates.
•Net loss totaled $0.4 million or ($0.01) per share, a decrease of $1.0 million YoY compared to net income of $0.6 million or $0.02 per share in the first quarter of 2025. The decrease primarily reflects the company’s 2025 rate base investments, which resulted in increased depreciation expense and net interest expense.
•Adjusted EBITDA, a non-GAAP measure, remained consistent YoY at $5.6 million in the first quarter of both 2026 and 2025 (see definition of adjusted EBITDA, and its reconciliation to GAAP, below).
•Declared three monthly cash dividends of $0.02533 per common share or $0.30396 per common share on an annualized basis.
Q1 2026 Operational Highlights
•Total active service connections at March 31, 2026 increased 5.7% YoY to 68,885.
•Annualized active service connection growth rate, excluding the acquisition of seven water systems from Tucson Water, was 1.9%.
•Water consumption increased 7.9% YoY to 902 million gallons.
•Invested $6.3 million in Q1 2026 in infrastructure projects to support existing utilities and continued growth.
Subsequent Events
•On April 28, 2026, the company filed a settlement agreement with the Arizona Corporation Commission (ACC) detailing the terms upon which the parties have agreed to bifurcate and settle the rate cases for Global Water – Santa Cruz Water Company, Inc. (GW-Santa Cruz) and Global Water – Palo Verde Utilities Company, Inc. (GW-Palo Verde). Among other things, the parties have agreed to:
◦an increase in GW-Santa Cruz’s annual revenue requirement of approximately $2.3 million,
◦a requested effective date of the new rates for GW-Santa Cruz of November 1, 2026; and,
◦the withdrawal of the GW-Palo Verde rate case, to be refiled in 2027 using a 2026 test year without seeking formula rates.
•In consideration of the settlement agreement, GW-Palo Verde committed to seek an increase to the amount of the temporary bill credit for its customers of approximately $0.4 million annually until resolution of the next GW-Palo Verde rate case. The increase to the temporary bill credit is anticipated to coincide with the new rates described above for GW-Santa Cruz going into effect.
•Secured an extension of the company’s $20 million revolving line of credit to May 18, 2028.

Management Commentary
“As we recently reported, we had a near record year for capital investments that were critical to complete within 2025,” commented Global Water Resources President and CEO, Ron Fleming. “Although these investments grow rate base considerably and ensure we can provide safe and reliable service to our customers and communities we have the privilege to serve, these investments increased certain operating expenses and most notably, depreciation expense. Such expenses continued to adversely impact net income and earnings per share in the first quarter of 2026. This is an unfortunate yet necessary part of the historical test year environment here in Arizona. Additionally, certain company expenses, such as medical, continue to grow at an unprecedented pace. As I have been saying for many quarters now, we need new rates to keep up with all the investment and inflation that we have experienced in our utilities.
“To this end, while a diversion from our original rate application, the recently announced rate case settlement provides a clearer path to a notable rate increase for our largest water utility GW-Santa Cruz later this year. For GW-Palo Verde, while delayed, the delay deals with the largest difference of opinion on the timing of rate recovery as it relates to our historical Southwest Plant issue. The new schedule provides a clearer path to setting appropriate rates for our largest wastewater utility along this timeline. Together, this will allow us to better realize recovery of inflationary expenses and return on and return of our plant investments, including the Southwest Plant, resulting in years of meaningful earnings growth ahead.
“The Administrative Law Judge has set hearings to commence in August. After the hearings, the matter is then evaluated by an Administrative Law Judge who writes a Recommend Opinion and Order for the ACC’s consideration. We requested new rates for GW-Santa Cruz to be effective November 1, 2026.
“We plan to announce additional rate case activity for our other utilities in the coming quarters. We believe we can maintain solid revenue and earnings growth in the years to come as we seek to obtain appropriate rate increases combined with our anticipated organic growth.
“In Q1, we continued to generate top-line growth year-over-year. Revenues generated by our water, wastewater and recycled water services increased by 6.7% compared to Q1 2025 primarily as a result of both organic growth in connections, increased consumption and the continued implementation of new rates from prior successful rate cases in several of our smaller systems in Southern Arizona.
“The revenue growth also included a full quarter contribution from our acquisition of seven water systems from Tucson Water, which we completed in July of last year. As part of the acquisition, we adopted Tucson Water’s rates for the acquired water systems, with a previously approved five percent rate increase scheduled for July 2026.

“We also anticipate seeing our organic connection growth being driven by Arizona’s strong economic outlook. The state’s economy is expected to accelerate in 2026, driven by a strong manufacturing sector and population growth. According to Arizona’s Office of Economic Opportunity, employment is expected to rise by 454,000 jobs through 2034—an annual growth rate of 1.2%, which is four times the national average of 0.3%.
“Regarding another important development for Arizona, we are pleased to see the State Route 347 Improvement Project is expected to begin this summer, which includes widening the 15-mile corridor with an additional lane in each direction, and upgrading bridges and intersections to ease congestion. The City of Maricopa recently secured its share of the project’s funding, and preparation work for the project began in April.
“Looking ahead, we remain focused on our ongoing Southern Arizona plan, which focuses on consolidating operations and rates across our customer base—delivering greater efficiency, affordability, and value through regionalization.
“Given Arizona’s positive economic outlook and the strong financial foundation we have laid, we are confident these efforts will provide long-term value for both our customers and shareholders.”

Financial Summary for the Three Months Ended March 31, 2026 and 2025
Revenue

	Three Months Ended		Favorable (Unfavorable)
	March 31,		2026 vs. 2025
(in thousands)	2026	2025		%
Water service	$6,606	$5,980	$626	10.5%
Wastewater and recycled water service	6,680	6,477	203	3.1%
Total revenue	$13,286	$12,457	$829	6.7%
The increase in revenue for the three months ended March 31, 2026 as compared to the three months ended March 31, 2025 was primarily attributable to:
•Organic growth in active water and wastewater connections.
•Growth from the acquisition of the seven water systems from the City of Tucson in July 2025.
•Increased water consumption, predominantly driven by growth in active connections and higher usage largely as a result of unseasonably warm and dry weather during the quarter.
•Higher rates for GW-Farmers resulting from the GW-Farmers general rate case, effective May 1, 2025 and November 1, 2025.
Operating Expenses

	Three Months Ended		Favorable (Unfavorable)
	March 31,		2026 vs. 2025
(in thousands)	2026	2025	$	%
Personnel costs - operations and maintenance	$1,483	$1,340	$(143)	(10.7)%
Utilities, chemicals and repairs	1,172	1,032	(140)	(13.6)%
Other operations and maintenance expenses	1,529	1,315	(214)	(16.3)%
Total operations and maintenance expense	4,184	3,687	(497)	(13.5)%
Personnel costs - general and administrative	2,357	2,195	(162)	(7.4)%
Professional fees	389	467	78	16.7%
Other general and administrative expenses	1,706	1,525	(181)	(11.9)%
Total general and administrative expense	4,452	4,187	(265)	(6.3)%
Depreciation, amortization and accretion	4,261	3,328	(933)	(28.0)%
Total operating expenses	$12,897	$11,202	$(1,695)	(15.1)%
Operations and Maintenance
•Higher personnel costs were primarily attributable to rising medical costs.
•Higher utilities, chemicals and repairs were primarily the result of increased purchased power driven by increased water consumption and additional processing equipment in operation as a result of our 2025 capital improvement plan.
•The increase in other operations and maintenance expenses was primarily driven by expenses for wastewater disposal related to the start-up of two new wastewater reclamation facilities.
General and Administrative
•Higher personnel costs were primarily attributable to rising medical costs.
•The increase in other general and administrative expenses was primarily attributable to:
◦Increased contract service costs primarily associated with additional licensing fees.
◦Increased rent expense related to the renewal of our corporate office lease in August 2025.
◦Higher general liability insurance costs.

Depreciation, Amortization and Accretion
The increase for the three months ended March 31, 2026 as compared to the three months ended March 31, 2025 was substantially attributable to a 20.1% increase in depreciable fixed assets as a result of our 2025 capital improvement plan, which resulted in a significant number of assets placed in service in the fourth quarter of 2025. In addition, amortization of intangible assets associated with ICFA payments received increased in the first quarter of 2026.
Total Other Expense
The increase in total other expense for the three months ended March 31, 2026 as compared to the three months ended March 31, 2025 was substantially attributable to:
•An increase in interest expense of $0.2 million primarily due to a new term loan entered into in December 2025 to support our 2025 capital improvement plan.
•A decrease in interest income of $0.1 million as a result of carrying lower average cash balances.
•A decrease in income associated with Buckeye growth premiums of $0.1 million that resulted from fewer new meter connections in the area.
Net Income (Loss)
Net loss totaled $0.4 million or $(0.01) per share in the first quarter of 2026, a decrease of $1.0 million compared to net income of $0.6 million or $0.02 per share in the same period in 2025. The primary drivers include increased depreciation expense and net interest expense as a result of the company’s 2025 capital improvement plan.
Adjusted EBITDA
Adjusted EBITDA, a non-GAAP measure, remained consistent at $5.6 million in the first quarter of both 2026 and 2025.
Adjusted Net Income (Loss)
Adjusted net loss, a non-GAAP measure, was $0.3 million in the first quarter of 2026, compared to adjusted net income of $0.6 million in the same period in 2025.
Dividend Policy
The company recently declared a monthly cash dividend of $0.02533 per common share (or $0.30396 per share on an annualized basis), payable on May 29, 2026, to holders of record at the close of business on May 15, 2026.
Business Strategy
Global Water's near-term growth strategy involves increasing service connections, improving operating efficiencies, and increasing utility rates as approved by the ACC. The company plans to continue aggregating water and wastewater utilities through strategic acquisitions and entity consolidation, which is expected to enable the company and its customers to realize the benefits of consolidation, regionalization, and environmental stewardship.
Connection Rates
As of March 31, 2026, active service connections increased by 3,722 or 5.7% to 68,885 compared to 65,163 at March 31, 2025. The increase in active service connections was primarily due to new connections associated with the seven acquired water systems from Tucson Water and organic growth in the company’s service areas.
Arizona’s Growth Corridor: Positive Population and Economic Trends
The company continues to experience organic growth exhibited through its year-over-year organic increase in active connections (i.e., exclusive of acquisition related growth) of 2.6% as of March 31, 2026. According to the 2025 U.S. Census estimates, the Phoenix metropolitan statistical area (MSA) is the 10th largest MSA in the U.S. and had an estimated population of 5.2 million, an increase of 7.9% over the 4.8 million people reported in the 2020 Census. Growth in the Phoenix MSA continues as a result of its excellent weather, large and growing universities, a diverse employment base, and low taxes. The Employment and Population Statistics Department of the State of Arizona

predicts that the Phoenix metropolitan area will have a population of 5.8 million people by 2030 and 6.5 million by 2040.
The company’s organic growth continues to be primarily influenced by the comparatively lower cost of housing in the City of Maricopa relative to other areas within the Phoenix MSA. As of March 2026, the median home sales price in the City of Maricopa was 26% lower than in the City of Phoenix. In addition, preparation work for the construction on the State Route 347 Improvement Project started in April 2026, with construction expected to commence this summer and completion scheduled for 2029. The project represents a transformative investment in regional infrastructure that the company believes will enhance safety, improve mobility and support the continued growth of the City of Maricopa and surrounding areas.
The company continues to monitor potential effects on its operations due to changes in the macroeconomic environment, such as the impacts of tariffs on its operational costs and construction work in progress, as well as new home construction in the company’s service areas. The company continues to expect a positive long-term outlook based on forecasted performance of job and population growth, as well as indicators of stabilizing construction in the single-family housing market in the Phoenix MSA.
While new permit activity has slowed, growth in the Phoenix MSA, particularly in the City of Maricopa, is reflected in the company’s 2.6% year-over-year organic increase in active connections. Management believes, despite fluctuations in permit projections, the company remains well-positioned to benefit from the anticipated long-term growth of the Phoenix MSA.
Conference Call
Global Water Resources will hold a conference call tomorrow to discuss its first quarter of 2026 results, including a question-and-answer period.
Date: Thursday, May 14, 2026
Time: 1:00 p.m. Eastern time (10:00 a.m. local time)
Toll-free dial-in number: 1-833-816-1435
International dial-in number: 1-412-317-0527
Conference ID: 10208204
Webcast (live and replay): here

The conference call webcast is also available via a link in the Investors section of the company’s website at www.gwresources.com.

Please call the conference telephone number five minutes prior to the start time. An operator will register your name and organization. If you require any assistance connecting to the call, please contact Encore at 1-949-432-7450.

A replay of the call will be available after 4:00 p.m. Eastern time on the same day through May 28, 2026.

Toll-free replay number: 1-844-512-2921
International replay number: 1-412-317-6671
Replay ID: 10208204
About Global Water Resources
Global Water Resources, Inc. is a leading water resource management company that owns and operates 39 systems which provide water, wastewater, and recycled water service. The company’s service areas are located primarily in growth corridors around metropolitan Phoenix and Tucson. Global Water recycles over 1 billion gallons of water annually with 19.8 billion gallons recycled since 2004.
The company has been recognized for its highly effective implementation of Total Water Management (TWM). TWM is an integrated approach to managing the entire water cycle that involves owning and operating water, wastewater and recycled water utilities within the same geographic area in order to maximize the beneficial use of recycled water. It enables smart water management programs such as remote metering infrastructure and other advanced technologies, rate designs, and incentives that result in real conservation. TWM helps protect water supplies in water-scarce areas experiencing population growth.
Global Water has received numerous industry awards, including national recognition as a ‘Utility of the Future Today’ for its superior water reuse practices by a national consortium of water and conservation organizations led by the

Water Environment Federation (WEF). The company also received Cityworks’ Excellence in Departmental Practice Award for demonstrating leadership and creativity in applying public asset management strategies to daily operations and long-term planning.
To learn more, visit www.gwresources.com.
Use of Non-GAAP Measures
This press release contains certain financial measures that are not recognized measures under accounting principles generally accepted in the United States of America (“GAAP”), including EBITDA, adjusted EBITDA, adjusted net income (loss), and adjusted diluted earnings (loss) per common share. EBITDA is defined for the purposes of this press release as net income (loss) before interest, income taxes, depreciation, amortization and accretion. Adjusted EBITDA is defined as EBITDA excluding the gain or loss related to (i) restricted stock expense related to awards made to employees and the board of directors. Adjusted net income (loss) and adjusted diluted earnings (loss) per common share reflect net income (loss) and diluted earnings (loss) per common share excluding (i) amortization related to ICFA intangible assets and (ii) the tax effect of this item, as applicable.
Management believes that EBITDA, adjusted EBITDA, adjusted net income (loss), and adjusted diluted earnings (loss) per common share are useful supplemental measures of our operating performance and provide our investors meaningful measures of overall corporate performance. EBITDA is also presented because management believes that it is frequently used by investment analysts, investors, and other interested parties as a measure of financial performance. Adjusted EBITDA, adjusted net income (loss), and adjusted diluted earnings (loss) per common share are also presented because management believes that they provide our investors additional measures of our recurring core business. However, non-GAAP measures do not have a standardized meaning prescribed by GAAP, and investors are cautioned that non-GAAP measures, such as EBITDA, adjusted EBITDA, adjusted net income (loss), and adjusted diluted earnings (loss) per common share, should not be construed as an alternative to net income (loss), diluted earnings (loss) per common share, or other income statement data (which are determined in accordance with GAAP) as an indicator of our performance or as a measure of liquidity and cash flows. Management's method of calculating EBITDA, adjusted EBITDA, adjusted net income (loss), and adjusted diluted earnings (loss) per common share may differ materially from the method used by other companies and accordingly, may not be comparable to similarly titled measures used by other companies. A reconciliation of EBITDA, adjusted EBITDA and adjusted net income (loss) to net income (loss) and a reconciliation of adjusted diluted earnings (loss) per common share to diluted earnings (loss) per common share, the most comparable GAAP measures, are included in the schedules attached to this press release.
Cautionary Note Regarding Forward-Looking Statements
Certain statements in this press release and the related conference call include certain forward-looking statements which reflect the company's expectations regarding future events. These forward-looking statements include, but are not limited to, statements about our strategies; expectations about future business plans, prospective performance, growth, and opportunities, including the potential for new service connections; future financial performance; regulatory and ACC proceedings, decisions and approvals, such as the outcome, timing and other statements regarding our plans, expectations and estimates relating to our rate cases and other applications with the ACC and other regulatory bodies, including with respect to the settlement agreement for the GW-Santa Cruz and GW-Palo Verde rate cases; our plans relating to future filings of our rate cases and other regulatory applications; acquisition plans and strategies, including our ability to complete additional acquisitions, and our expectations about future benefits of our acquisitions, such as projected revenue from our acquisitions, as well as our plans relating to the integration and upgrade of acquired water systems; statements concerning Arizona’s Assured Water Supply “Ag-to-Urban” program and ADOT’s SR 347 widening project, including anticipated benefits; population and growth projections; technologies, including expected benefits from implementing such technologies; revenue; metrics; operating expenses; trends relating to our industry, market, population and job growth, and housing permits; the adequacy of our water supply to service our current demand and growth for the foreseeable future; liquidity and capital resources; plans and expectations for capital expenditures; cash flows and uses of cash; dividends; depreciation and amortization; tax payments; our ability to repay indebtedness and invest in initiatives; the anticipated impact and resolutions of legal matters; the anticipated impact of new or proposed laws, including regulatory requirements, tax changes, and judicial decisions; the anticipated impact of accounting changes and other pronouncements; and other statements that are not historical facts, as well as statements identified by words such as "expects", "anticipates", "intends", "plans", "believes", "seeks", "estimates", or the negative of these terms, or other words of similar meaning. These statements are based on our current beliefs or expectations and are inherently subject to a number of risks, uncertainties, and assumptions, most of which are difficult to predict and many of which are beyond our control. Actual results may differ materially from these expectations due to changes in political, economic, business, market, regulatory, and other factors. Factors that may also affect future results are disclosed under the headings “Risk Factors” and “Management’s

Discussion and Analysis of Financial Condition and Results of Operations” in our filings with the Securities and Exchange Commission (the "SEC"), which are available at the SEC's website at www.sec.gov. This includes, but is not limited to, our most recently filed periodic reports on Form 10-K and Form 10-Q and subsequent filings with the SEC. Accordingly, investors are cautioned not to place undue reliance on any forward-looking statements, which reflect management’s views as of the date hereof. We undertake no obligation to publicly update any forward-looking statement, except as required by law, whether as a result of new information, future developments or otherwise.

Company Contact: Michael J. Liebman CFO and SVP Tel (480) 999-5104 mike.liebman@gwresources.com	Investor Relations: Ron Both or Grant Stude Encore Investor Relations Tel (949) 432-7450 GWRS@encore-ir.com

GLOBAL WATER RESOURCES, INC.
Condensed Consolidated Balance Sheets (unaudited)

(in thousands, except share and per share amounts)	March 31, 2026	December 31, 2025
Assets
Utility Plant	$618,784	$610,766
Less: accumulated depreciation	(173,377)	(168,915)
Net utility plant	445,407	441,851
Current Assets
Cash and cash equivalents	1,800	4,080
Accounts receivable, net of allowance for credit losses of $225 and $244, respectively	3,418	3,746
Unbilled revenue	3,527	3,409
Prepaid expenses and other current assets	4,674	3,388
Total current assets	13,419	14,623
Other Assets
Goodwill	6,512	6,512
Intangible assets, net	5,938	6,062
Regulatory assets	6,832	7,003
Restricted cash	3,072	2,755
Right-of-use assets, net	3,796	3,990
Other noncurrent assets	117	117
Total other assets	26,267	26,439
Total Assets	$485,093	$482,913
Capitalization and Liabilities
Capitalization
Common stock, $0.01 par value, 60,000,000 shares authorized; 29,123,855 and 29,116,183 shares issued, respectively	$286	$285
Treasury stock, 360,221 and 359,329 shares, respectively	(2)	(2)
Additional paid-in capital	85,277	87,294
Retained deficit	(1,327)	(961)
Total shareholders’ equity	84,234	86,616
Long-term debt, net	129,749	129,756
Total Capitalization	213,983	216,372
Current Liabilities
Accounts payable	1,352	2,251
Customer and meter deposits	1,688	1,725
Long-term debt, current portion	3,945	3,942
Leases, current portion	843	850
Accrued expenses and other current liabilities	12,001	10,457
Total current liabilities	19,829	19,225
Other Liabilities
Revolver borrowings	1,000	—
Long-term lease liabilities	3,537	3,741
Deferred revenue - ICFA	23,044	22,772
Regulatory liabilities	5,189	5,214
Advances in aid of construction	157,212	155,414
Contributions in aid of construction, net	37,424	37,857
Deferred income tax liabilities, net	9,695	9,699
Hook-up fee liabilities	10,061	8,410
Other noncurrent liabilities	4,119	4,209
Total other liabilities	251,281	247,316
Total Capitalization and Liabilities	$485,093	$482,913

GLOBAL WATER RESOURCES, INC.
Condensed Consolidated Statements of Operations (unaudited)

	Three Months Ended March 31,
(in thousands, except share and per share amounts)	2026	2025
Revenue
Water service	$6,606	$5,980
Wastewater and recycled water service	6,680	6,477
Total revenue	13,286	12,457
Operating Expenses
Operations and maintenance	4,183	3,687
General and administrative	4,453	4,187
Depreciation, amortization and accretion	4,261	3,328
Total operating expenses	12,897	11,202
Operating Income	389	1,255
Other Income (Expense)
Interest income	39	99
Interest expense	(1,650)	(1,478)
Other, net	751	898
Total other expense	(860)	(481)
Income (Loss) Before Income Taxes	(471)	774
Income Tax Benefit (Expense)	105	(183)
Net Income (Loss)	$(366)	$591

Basic earnings (loss) per common share	$(0.01)	$0.02
Diluted earnings (loss) per common share	$(0.01)	$0.02
Dividends declared per common share	$0.08	$0.08

Weighted average number of common shares used in the determination of:
Basic	28,758,361	24,370,052
Diluted	28,758,361	24,434,283

GLOBAL WATER RESOURCES, INC.
Condensed Consolidated Statements of Cash Flows (unaudited)

	Three Months Ended March 31,
(in thousands)	2026	2025
Cash Flows from Operating Activities:
Net income (loss)	$(366)	$591
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, amortization and accretion	4,261	3,328
Share-based compensation	183	174
Deferred income tax expense	11	183
AFUDC-Equity	(277)	(279)
Operating lease expense	82	108
Other adjustments	55	55
Changes in assets and liabilities
Accounts receivable and other current assets	(28)	1,967
Accounts payable and other current liabilities	266	1,405
Other noncurrent assets	123	(67)
Other noncurrent liabilities	165	12
Net cash provided by operating activities	4,475	7,477
Cash Flows from Investing Activities:
Capital expenditures	(6,277)	(15,216)
Net cash used in investing activities	(6,277)	(15,216)
Cash Flows from Financing Activities:
Dividends paid	(2,186)	(1,841)
Advances and contributions in aid of construction	1,389	725
Refunds of advances for construction	(213)	—
Principal payments under finance lease	(114)	(99)
Revolver borrowings	2,250	—
Revolver repayments	(1,250)	—
Issuance of common stock, net of issuance costs	—	31,041
Financing costs of debt and equity transactions	—	(34)
Other financing activities	(37)	(34)
Net cash provided by (used in) financing activities	(161)	29,758
Increase (Decrease) in cash, cash equivalents, and restricted cash	(1,963)	22,019
Cash, cash equivalents, and restricted cash — Beginning of period	6,835	11,156
Cash, cash equivalents, and restricted cash — End of period	$4,872	$33,175

Supplemental disclosure of cash flow information:

	Three Months Ended March 31,
(in thousands)	2026	2025
Cash and cash equivalents	$1,800	$31,467
Restricted cash	3,072	1,708
Total cash, cash equivalents, and restricted cash	$4,872	$33,175

A reconciliation of net income (loss) to EBITDA and adjusted EBITDA is as follows:

	Three Months Ended March 31,
(in thousands)	2026	2025
Net Income (Loss)	$(366)	$591
Income tax expense (benefit)	(105)	183
Interest income	(39)	(99)
Interest expense	1,650	1,478
Depreciation, amortization and accretion	4,261	3,328
EBITDA	5,401	5,481
Restricted stock expense	176	162
EBITDA adjustments	176	162
Adjusted EBITDA	$5,577	$5,643
A reconciliation of net income (loss) to adjusted net income (loss) and diluted earnings (loss) per common share to adjusted diluted earnings (loss) per common share is as follows:

	Three Months Ended March 31,
(in thousands, except share and per share amounts)	2026	2025
Net Income (Loss)	$(366)	$591
ICFA intangible amortization expense[1]	37	—
Income tax effect of items above	(9)	—
Adjusted Net Income (Loss)	$(338)	$591

Diluted weighted average common shares	28,758,361	24,434,283

Diluted earnings (loss) per common share	$(0.01)	$0.02
Adjustments to diluted earnings (loss) per common share	—	—
Adjusted diluted earnings (loss) per common share	$(0.01)	$0.02
1Represents amortization expense of intangible assets associated with ICFA payments received in the first quarter of 2026.